Exhibit 10.2

Date:22nd February 2010

Our Ref: OCC/LC/TEAM3/BKG

CONFIDENTIAL

Comtech International (Hong Kong) Limited
Room 514, 5/F., Manhattan Centre,
8 Kwai Cheong Road,
Kwai Chung,
New Territories.

Attn: Mr. Frank Zheng, Chief Financial Officer /
          Mr. Allen Wu, Financial Controller

Dear Sirs,

BANKING FACILITIES

Standard Chartered Bank (Hong Kong) Limited (Chinese characters) (the "Bank") is pleased to offer certain banking facilities including, amongst other facilities, those terms set out in this facility letter (the "Facilities") to the Customer(s) below for the purpose(s) of general working capital, trade finance and treasury requirement, subject to the Bank's Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and the terms and conditions set out in this facility letter.

A.    CUSTOMER(S):

Comtech International (Hong Kong) Limited
Keen Awards Limited
Comtech Broadband Corporation Limited

B.    FACILITY LIMITS: General Banking Facilities

Type(s) of Facility	Facility Limit(s)	Designated Customer(s) and Sublimit(s), if applicable
1. Current Account Overdraft	USD1,000,000.-	• All Customers
2. Trade Finance (Please refer to Appendix 1 for product details.)	USD14,000,000.- (Of which USD5,000,000.- is theseasonallimit, only available during April to September and December of each calendar year)	-

Comtech International (Hong Kong) Limited	Page 2

(a) Trade Finance Group All		• All Customers (USD14,000,000.-) (Of which USD5,000,000.- is the seasonal limit, only available during April to September and December of each calendar year)
(b) Trade Finance Group 1		• All Customers (USD14,000,000.-) (Of which USD5,000,000.- is the seasonal limit, only available during April to September and December of each calendar year)
(c) Trade Finance Group 2		• All Customers (USD14,000,000.-) (Of which USD5,000,000.- is the seasonal limit, only available during April to September and December of each calendar year)
(d) Trade Finance Group 3		• All Customers (USD14,000,000.-) (Of which USD5,000,000.- is the seasonal limit, only available during April to September and December of each calendar year)
3. Guarantees or Standby Letters of Credit	(USD7,000,000.-)	• All Customers

Total Facility Limit:	USD15,000,000.-

Notes:-
•       The aggregate outstanding of Facilities 2 and 3 shall not at any time exceed USD14,000,000.
•
The aggregate amounts outstanding under all Sub-limits shall not at any time exceed the Facility Limit to which the Sub-limits relate and the aggregate amounts outstanding under all Facilities shall not at any time exceed the Total Facility Limit.

C.     PRICING AND CONDITIONS:

1. Current Account Overdraft
Availability:
This facility is available in both USD and HKD.

Interest: the higher of 0.5% per annum over HKD Prime or 0.5% per annum over HIBOR for HKD overdraft and 0.5% per annum over USD Prime for USD overdraft, payable monthly in arrears.

Comtech International (Hong Kong) Limited	Page 3

2.	Trade Finance	Interest:
HKD import/export facilities: 2% per annum over HIBOR. Foreign currency import/export facilities: 2% per annum over the Bank's cost of funds. Commission:
Standard rates unless otherwise stipulated. Letters of Credit Opening / Amendment Commission / Commission in lieu of Exchange:
First USD50,000.- 1/4% USD50,001.- to USD500,000.- 1/16% Balance 1/24% Commission for Import Invoice Financing:
First USD50,000.- 1/8% USD50,001.- to USD500,000.- 1/16% Balance 1/24% Maximum tenor/advance percentage for:
Import facilities: Combined usance and import loan period of any transaction is not to exceed 90 days.

Export facilities: Not to exceed 90 days.

Packing credit: Up to 90 days or expiry of the letter of credit, whichever is earlier, and up to 70% of the letter of credit amount.

Export invoice discounting: Up to 90 days, and up to 100% of the invoice amount.

Import invoice financing: Up to 90 days, and up to 100% of the invoice amount. Proceeds from import invoice financing must be directly transferred to the supplier's accounts.

Drawing on invoice discounting must be accompanied with confirmed purchasing order from buyers.

3.	Guarantees or Standby Letters of Credit
Purpose: To facilities credit purchase from supplier(s) with beneficiary(ies) acceptable to the Bank. Tenor: Up to 1 year.
Commissions: Standard rates.

Tenor: Up to 1 year.

Commissions: Standard rates.

Handling Fee of Facilities:	HKD150,000.-, payable upon your signing of this letter, and other handling fee to be mutually agreed and payable on each anniversary of the date of this letter if the Facilities are continuing.

Comtech International (Hong Kong) Limited	Page 4

D.    SECURITY AND CONDITIONS PRECEDENT:

The availability of the Facilities is conditional upon the Bank's receipt of the following documents, items and evidence (both in form and substance) satisfactory to the Bank:

1.	This letter duly executed by the Customer.

2.	A Security Agreement over Bank Account (All Monies) executed by Comtech International (Hong Kong) Limited in favour of the Bank in respect of the obligations of all Customers.

3.
A corporate guarantee dated 22nd April 2008 (as amended from time to time) executed by Comtech International (Hong Kong) Limited for USD15,000,000.- plus interest and other charges to secure the liabilities of Keen Awards Limited and Comtech Broadband Corporation Limited.

4.
A corporate guarantee dated 22nd April 2008 (as amended from time to time) executed by Keen Awards Limited for USD15,000,000.- plus interest and other charges to secure the liabilities of Comtech International (Hong Kong) Limited and Comtech Broadband Corporation Limited.

5.
A corporate guarantee executed by Comtech Broadband Corporation Limited for USD15,000,000.plus interest and other charges to secure the liabilities of Comtech International (Hong Kong) Limited and Keen Awards Limited.

6.
A corporate guarantee executed by Cogo Group, Inc. (previously known as Comtech Group, Inc.) for USD15,000,000.- plus interest and other charges to secure the liabilities of Comtech International (Hong Kong) Limited, Keen Awards Limited and Comtech Broadband Corporation Limited.

7.	A letter of undertaking issued by Cogo Group, Inc. agreeing to maintain its minimum tangible net worth at not less than USD120,000,000.- at all times.

8.	Certified true copies of the certificate of incorporation, memorandum and articles of association or equivalent constitutional documents of Comtech Broadband Corporation Limited.

9.
Original/Certified copies of all necessary consents, approvals and other authorisations (including board resolutions) in connection with the execution, delivery and performance of this letter and all other documents mentioned above, if applicable.

10.
(if any of the facilities referred to in this letter are to be made available by Standard Chartered Bank or other members of the Standard Chartered Group) All such documents, items or evidence with, in favour of or to Standard Chartered Bank or, as the case may be, such member of the Standard Chartered Group as the Bank may request.

11.	Such other documents, items or evidence that the Bank may request from time to time.

E.     COVENANTS AND UNDERTAKINGS:

The Customer undertakes to the Bank that it will:

1.    promptly submit to the Bank:

•	certified copies of the annual audited financial statements of the Customers within 9 months after their financial year end;
•	a certified copy of the annual audited financial statements of Cogo Group, Inc. within 120 days after its financial year end;
•	certified copies of the quarterly management accounts of the Customers and Cogo Group-, Inc. within 60 days after the end of the relevant accounting period; and
•	other information that the Bank may request from time to time.

Comtech International (Hong Kong) Limited	Page 4

2.   immediately inform the Bank:

•	of any change of the Customer's directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;
•	of any substantial change to the general nature of the Customer's existing business; or
•	if it becomes, or is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 6 of section G of this letter).

3.	procure Mr. Jeffery Kang shall remain as the Chief Executive Officer / Chairman / Director of Cogo Group, Inc. and actively involving in the management and business of the Group.

4.
Each Customer agrees to procure Comtech International (Hong Kong) Limited to deposit the sum of USD5,000,000.- (the "Minimum Deposit") pursuant to the security document(s) set out in paragraph(s) 2 of Section D of this letter before availability of the Facilities. Each Customer agrees that the Bank may change the amount of the Minimum Deposit at the Bank's absolute discretion. Each Customer undertakes to procure Comtech International (Hong Kong) Limited to maintain the Minimum Deposit for so long as the Facility/Facilities under this letter remain outstanding.

G.     OTHER TERMS AND CONDITIONS:

1.
The Facilities are available at the sole discretion of the Bank. The Bank may at any time immediately terminate, cancel or suspend the Facilities or otherwise modify the Facilities without the consent of any party.

2.
Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment and/or cash collateralisation of all or any sums actually or contingently owing to it under the Facilities. This clause 2 does not apply to any factoring facility(ies).

3.
If there are more than one Customer, each Customer accepting the terms and conditions set out in this letter is jointly and severally liable with the other Customer(s) for all sums payable or owing to the Bank under the Facilities (whether incurred by that Customer or not). The obligations and liabilities of each Customer shall take effect immediately upon its acceptance of the terms and conditions set out or referred to in this letter. Each Customer further agrees that the Bank is not required to make any reference to the other Customer(s) in relation to the utilisation of the Facilities by any Customer(s).

The obligations and liabilities of each Customer shall not be affected by (i) any time or indulgence granted to or composition with any other Customer(s) or any other person; (ii) any change, variation or termination of any agreement or arrangement with any other Customer(s) or any other person; (iii) any release of, or any neglect to obtain, perfect or enforce, any rights or securities against any Customer(s) or any other person; or (iv) any unenforceability or invalidity of any obligations of any Customer(s) or any other persons.

4.
The Bank's Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business ("Standard Terms and Conditions") attached and/or referred to in this letter forms an integral part of this letter and the Customer agrees to observe and be bound by such Standard Terms and Conditions.

5.	The terms and conditions set out or referred to in this letter supersede and replace those set out in our letter (if any) previously sent to the Customer(s).

Comtech International (Hong Kong) Limited	Page 6

6.
Please note that section 83 of the Banking Ordinance imposes on the Bank certain limitations on advances to persons (including firms, partnerships and companies) related to its directors, employees with lending authority or controllers (each person so related shall be referred to as a"Related Person"). When acknowledging and accepting this facility letter, you should advise us if you are, or any of your directors, shareholders, partners or managers is, a Related Person within the meaning of the Banking Ordinance. If subsequent to your acceptance of this facility letter, you become, or are aware that any of your directors, shareholders, partners or managers is or becomes, a Related Person, you should immediately advise us in writing.

7.	The Customer acknowledges the following:

(a)	The Customer has received and read the Bank's Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance and the Code of Practice on Consumer Credit Data; and
(b)
The Customer has, or will, notify each of its Relevant Individuals, the Bank may, in the course of providing banking services to the Customer, receive Customer information in respect of that Relevant Individual.

For the purpose of the above, a "Relevant Individual" is defined as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories, company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

8.	This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

Please sign and return to us the enclosed copy of this letter together with the attached Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business to the Bank's Credit Risk Control at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon within one month after the date of this letter, failing which this offer shall lapse.

If you have any queries, please feel free to contact any of the following persons:-

Queries on	Name	Telephone No.
Banking arrangements	Mr. Alan Lam, Relationship Manager	2821-1804

Yours faithfully,
For and on behalf of

STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Chan Kin Man
Chan Kin Man
Senior Credit Documentation Manager

Comtech International (Hong Kong) Limited	Page 7

We agree and accept all the terms and conditions set out above and the Bank's Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and/or referred to in this letter, which we have read and understood.

For and on behalf of
COMTECH INTERNATIONAL (HONG KONG) LIMITED

For and on behalf of
KEEN AWARDS LIMITED

For and on behalf of
COMTECH BROADBAND CORPORATION LIMITED

Each of the undersigned hereby acknowledge the terms of this facility letter and confirm that their respective obligations under each guarantee and security document (as applicable) that they have executed in favour of the Bank will continue in full force and are not and will not be affected, discharged or varied by the execution of this facility letter.

For and on behalf of
COGO GROUP, INC.

Comtech International (Hong Kong) Limited	Page 8

Appendix 1

TRADE FINANCE FACILITY

Trade Finance Group All

•	Negotiation of export credit documents with discrepancies on a with recourse basis

Trade Finance Group 1

•	Purchase of documents against payment bills with title documents on parties acceptable to the Bank on a with recourse basis
•	Purchase of documents against acceptance bills with ECA/approved insurance cover on a with recourse basis
•	Issuance of back-to-back letters of credit
•	Issuance of import letters of credit - sight and usance - with title documents

Trade Finance Group 2

•	Purchase of documents against acceptance bills without ECA/approved insurance cover on a with recourse basis
•	Purchase of documents against payment bills without title documents on parties acceptable to the Bank on a with recourse basis
•	Issuance of quasi back-to-back letters of credit - without title documents (i.e. Import letter of credit supported by export letter of credit acceptable to the Bank)
•	Issuance of import letters of credit - sight and usance - without title documents
•	Shipping guarantees

Trade Finance Group 3

•	Pre-shipment loan - i.e. packing credit
•	Acceptance of drafts under import letters of credit
•	Release of documents against acceptance supported by trust receipts
•	Loans against trust receipts
•	Import loans
•	Import invoice financing
•	Export invoice discounting